                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Argonaut Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 ARGONAUT LOGO
                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1999

     The Annual Meeting of Shareholders of Argonaut Group, Inc. will be held on Tuesday, April 27, 1999, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025.

     The Meeting is called for the following purposes:

     1. To elect Directors;

     2. To vote on a proposal to amend and restate the Company's Stock Option Plan.

     3. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 26, 1999, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

     The vote of each shareholder is important. I urge you to sign, date, and return the enclosed proxy card as promptly as possible, or, if more convenient, vote by phone or via the internet. In this way, you can be sure your shares will be voted at the meeting.

                                          By Order of the Board of Directors

                                          James B Halliday
                                          Secretary
March 26, 1999

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO VOTE THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                                 ARGOUNAUT LOGO
                               CORPORATE OFFICES:
                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock at the Annual Meeting of Shareholders to be held on Tuesday, April 27, 1999, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and at any postponements or adjournments thereof.

     Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers, and regular employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 26, 1999.

                               VOTING SECURITIES

SECURITIES OUTSTANDING

     February 26, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On that date there were 24,035,086 shares of Common Stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of February 26, 1999, as to each person who, to the Company's knowledge, beneficially owns more than 5 percent of the outstanding shares of Argonaut Group Common Stock.

                                                       NUMBER OF
        NAME AND PRINCIPAL BUSINESS ADDRESS          ARGONAUT GROUP    PERCENT OF
                OF BENEFICIAL OWNER                   SHARES OWNED       CLASS
        -----------------------------------          --------------    ----------
Henry E. Singleton.................................    4,663,056(1)       19.4%
  335 Maple Drive
  Beverly Hills, CA 90210
Fayez S. Sarofim...................................    1,686,984(2)        7.0%
  Two Houston Center, Suite 2907
  Houston, TX 77010
Leon G. Cooperman..................................    1,480,000(3)        6.2%
  Wall Street Plaza
  88 Pine Street, 31st Floor
  New York, NY 10005

---------------
(1) Sole voting and dispositive powers.

(2) Based upon information contained in an amendment to Schedule 13G dated February 11, 1999, and filed under the Securities Exchange Act of 1934, Mr. Sarofim may be deemed to be the beneficial owner of 1,686,984 shares of Argonaut Group Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive powers with respect to 648,776 shares which are owned of record and beneficially by him, and may be deemed to have shared voting power as to 944,690 shares and shared dispositive power as to 1,038,208 shares. Of the securities which are not subject to sole voting and dispositive powers, 485,093 are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 409,506 are held by Sarofim International Management Company for its own account, and 140,176 are held in client accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and through a holding company the majority shareholder. Sarofim International Management Company is a wholly owned subsidiary of Fayez Sarofim and Co., and Sarofim Trust Co. is a wholly owned subsidiary of Sarofim International Management Company. Additionally, Trusts of which Mr. Sarofim is a trustee own 3,433 shares as to which Mr. Sarofim shares voting and dispositive powers but has no beneficial interest.

(3) Based upon information as of March 9, 1999, Mr. Cooperman may be deemed to be the beneficial owner of 1,480,000 shares of Argonaut Group Common Stock. Of these shares, Mr. Cooperman has sole voting and dispositive powers with respect to 1,051,700 shares which are owned beneficially by him, and may be deemed to have shared voting and dispositive powers as to 428,300 shares. Of the securities which are not subject to sole voting and dispositive powers, 130,000 are held by Mr. Cooperman's spouse, 263,300 are held in accounts managed for unrelated third parties by Omega Advisors, Inc., a corporation engaged in providing investment management, of which Mr. Cooperman is President and majority shareholder, and 35,000 are held by The Leon & Toby Cooperman Foundation, a charitable family trust, of which Mr. Cooperman is one of four family trustees.

     The following table sets forth the number and percentages of shares of Argonaut Group Common Stock beneficially owned by each director, nominee for director, and executive officer of Argonaut Group and by the directors, nominees for director, and executive officers of the Company as a group.

                                               NUMBER OF
                                            ARGONAUT GROUP             PERCENT OF
         NAME OF BENEFICIAL OWNER           SHARES OWNED(1)             CLASS(1)
         ------------------------           ---------------            ----------
George A. Roberts.........................       247,514(2)                1.0%
Jerrold V. Jerome.........................        32,094                    (8)
Charles E. Rinsch.........................       467,893(3)                1.9%
Fayez S. Sarofim..........................     1,686,984(1)                7.0%
Henry E. Singleton........................     4,663,056                  19.4%
James B Halliday..........................        63,670(4)                 (8)
Randall J. Mellin.........................        23,657(5)                 (8)
John W. Polak.............................         2,400(6)                 (8)
Norman H. Burdick.........................        16,250(7)                 (8)
All directors and executive officers as a
  group (9 persons).......................     7,203,518(1)(2)(3)(9)      30.0%

---------------

(1) Stock ownership is presented as of February 26, 1999 except that Mr. Sarofim's stock ownership is presented as of February 11, 1999. See also footnote (2) to the preceding table. Percentages are based on the number of shares outstanding and entitled to vote on the record date, February 26, 1999.

(2) Includes 6,449 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(3) Includes 261,251 shares as to which Mr. Rinsch has sole voting and dispositive power. The total set forth above also includes 195,000 shares which Mr. Rinsch has the right to acquire within 60 days of February 26, 1999 through the exercise of options. Also included in the total set forth above are 11,642 shares as to which Mr. Rinsch disclaims any voting or dispositive powers. 1,690 of these shares are owned by Mr. Rinsch's spouse; the remaining 9,952 shares are held in accounts administered by Mr. Rinsch's spouse, the economic benefits of which accrue to his sons.

(4) Includes 38,000 shares which Mr. Halliday has the right to acquire within 60 days of February 26, 1999 through the exercise of options.

(5) Includes 21,000 shares which Mr. Mellin has the right to acquire within 60 days of February 26, 1999 through the exercise of options.

(6) Includes 2,400 shares which Mr. Polak has the right to acquire within 60 days of February 26, 1999 through the exercise of options.

(7) Includes 12,750 shares which Mr. Burdick has the right to acquire within 60 days of February 26, 1999 through the exercise of options.

(8) Owns less than 1%.

(9) Includes an aggregate of 269,150 shares which the officers have the right to acquire within 60 days of February 26, 1999 through the exercise of options.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Five directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. Returned proxies will be voted in favor of electing the five nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The five nominees receiving the greatest number of votes cast will be elected directors. The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

        NAME                 POSITIONS AND OFFICES WITH COMPANY         AGE
        ----                 ----------------------------------         ---
George A. Roberts      Chairman of the Board(1)(2)(3)(4)                80
Jerrold V. Jerome      Director(2)(4)                                   69
Charles E. Rinsch      President, Chief Executive Officer, and          66
                       Director(1)(3)
Fayez S. Sarofim       Director(2)(4)                                   70
Henry E. Singleton     Director(1)(2)(3)(4)                             82

---------------
(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation Committee of the Board of Directors.

     The Board of Directors recommends a vote FOR election of the nominees listed above as directors.

BUSINESS EXPERIENCE OF NOMINEES

     George A. Roberts is a private investor. Dr. Roberts succeeded Dr. Singleton as Chairman of the Board of Directors of the Company in December of 1998. He is a director of Unitrin, Inc.

     Jerrold V. Jerome was elected to the Board of Directors in October of 1998. He was Chairman of the Board of Directors of Unitrin, Inc. from February 1994 to December 31, 1998 and remains a member of the Board.

     Charles E. Rinsch has been President and Chief Executive Officer of Argonaut Group for more than five years.

     Fayez S. Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He has held these positions for more than five years. He is a director of Unitrin, Inc. and Imperial Holly Corporation.

     Henry E. Singleton is a rancher and investor. Dr. Singleton retired in December of 1998 from his role as Chairman of the Board of Directors of the Company which he had held since 1986, but he remains a member of the Board. He is a director of Unitrin, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, and the Compensation Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants, and the internal auditors. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the Board of Directors. The Compensation Committee approves and reports to the Board of Directors on the annual compensation of the executive officers. The full Board of Directors approves all actions related to the Company's Stock Option Plan.

     Between January 1, 1998, and December 31, 1998, the Board of Directors met six times, the Executive Committee met two times, the Audit Committee met four times, the Compensation and Stock Option

Committee met three times, and the Investment Committee met four times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $18,000 for service on the Board and effective January 1, 1999 an additional $1,500 for attendance at each Board of Directors meeting.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age, and positions with the Company and its principal subsidiaries.

      NAME                          POSITION                    AGE
      ----                          --------                    ---
Charles E. Rinsch  President and Chief Executive Officer        66
James B Halliday   Vice President, Secretary and Treasurer      51
Randall J. Mellin  Vice President                               51
John W. Polak      Vice President                               50
Norman H. Burdick  President, Argonaut Great Central Insurance  48

     The position stated is with Argonaut Group unless otherwise indicated. Argonaut Group includes two insurance subsidiaries, Argonaut Insurance Company ("Argonaut Insurance") and Argonaut Great Central Insurance Company ("Great Central Insurance").

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Rinsch's business experience during the last five years is described under "Business Experience of Nominees," above.

     James B Halliday has been Vice President, Secretary, and Treasurer of Argonaut Group for more than five years.

     Randall J. Mellin has been Vice President of Argonaut Group for more than five years.

     John W. Polak joined Argonaut Group in March of 1997 as Vice President. Prior to joining Argonaut, Mr. Polak was Chief of Staff of Personal Lines at CNA. Previous to CNA he held senior management positions at ITT Hartford, Republic Insurance Group and Trinity Universal.

     Norman H. Burdick has been President of Argonaut Great Central Insurance for more than five years.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation paid during each of the years ended December 31, 1998, 1997, and 1996, of those persons who were, at December 31, 1998, the Chief Executive Officer and the Company's four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                              ANNUAL COMPENSATION        ------------     ALL OTHER
                                          ---------------------------      OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION(1)    YEAR    SALARY($)(2)    BONUS($)(2)        (#)            ($)(3)
------------------------------    ----    ------------    -----------    ------------    ------------
Charles E. Rinsch                 1998      490,000         75,000          25,000          3,600
  President and Chief             1997      475,000         75,000              --          3,117
  Executive Officer               1996      475,000         66,500              --          3,117
James B Halliday                  1998      174,375         60,000          20,000          3,600
  Vice President,                 1997      161,750         50,000              --          3,072
  Secretary and Treasurer         1996      149,000         42,000          20,000          3,068
Randall J. Mellin                 1998      175,250         39,500          10,000          3,600
  Vice President                  1997      165,750         52,000              --          2,140
                                  1996      148,000         32,500          15,000          2,183
John W. Polak                     1998      181,000         30,000              --          3,614
  Vice President                  1997      135,289         10,000          12,000            164
Norman J. Burdick                 1998      146,654         31,000              --          2,266
  President, Argonaut Great       1997      139,749         38,000          10,000          2,165
  Central Insurance               1996      133,519         25,000              --          2,184

---------------
(1) The position stated is with Argonaut Group unless otherwise indicated.

(2) Amounts include cash compensation earned and received by executive officers as well as amounts deferred under a 401(k) Retirement Savings Plan.

(3) Amounts shown are the Company contributions to the 401(k) Retirement Savings Plan.

OPTION GRANTS

     The following table sets forth information on stock option grants in 1998 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                   ----------------------------------------------------
                                               PERCENT OF
                                             TOTAL OPTIONS      EXERCISE
                                   OPTIONS     GRANTED TO       OR BASE                   GRANT DATE
                                   GRANTED     EMPLOYEES         PRICE       EXPIRATION     PRESENT
              NAME                 (#)(1)    IN FISCAL YEAR   ($/SHARE)(2)      DATE      VALUE($)(3)
              ----                 -------   --------------   ------------   ----------   -----------
Charles E. Rinsch................  25,000         15.6%          35.500       4/21/09       107,000
James B Halliday.................  20,000         12.5%          35.500       4/21/09        85,600
Randall J. Mellin................  10,000          6.2%          35.500       4/21/09        42,800
John W. Polak....................      --           --               --            --            --
Norman H. Burdick................      --           --               --            --            --

---------------
(1) The options granted are exercisable in annual installments of 20 percent except that no exercise is permitted until two years after the date of grant.

(2) The exercise price must be paid in full either in cash or by delivery of already owned Argonaut Group Common Stock valued at market value.

(3) In using the Black-Scholes option pricing model to calculate grant date present value, certain assumptions are used: expected volatility (15.91%), risk-free rate of return (5.68%), dividend yield (5.43%), and date of exercise (4/21/09). Use of this model should not be viewed as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of the end of the year.

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE

                                                                                          VALUE OF UNEXERCISED
                                 SHARES                     NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                ACQUIRED       VALUE       OPTIONS AT YEAR-END(#)              YEAR-END($)
                               ON EXERCISE   REALIZED    ---------------------------   ---------------------------
            NAME                   (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   ---------   -----------   -------------   -----------   -------------
Charles E. Rinsch............    198,000     3,284,325     180,000        55,000          45,000          --
James B Halliday.............      9,000       183,188      54,600        42,000         297,733          --
Randall J. Mellin............         --            --      16,000        26,000          10,667          --
John W. Polak................         --            --          --        12,000              --          --
Norman H. Burdick............        650         4,794       9,550        14,800              --          --

STOCK OPTION PLAN

     The Company's 1986 Stock Option Plan ("Stock Option Plan") provides for the issuance of options to purchase Common Stock to executives and other key employees of the Company and its subsidiaries. Subject to shareholder approval at the Annual Meeting, the Board of Directors has approved the amendment and restatement of the Option Plan, among other things, to increase the aggregate number of shares which may be issued upon exercise of all options under the Stock Option Plan. See "Proposal 2 -- Approval of Amendment and Restatement of Stock Option Plan." The Stock Option Plan is administered by the Board of Directors or a Committee selected by the Board of Directors who meet the definition of a 'non-employee directors' under Section 16 of the Securities Exchange Act of 1934.

     The terms and conditions of stock options granted under the Stock Option Plan (including exercise price and vesting) are set forth in option agreements The Stock Option Plan permits the Company to offer options which are "incentive stock options" for federal income tax purposes as well as options which are not "incentive stock options" (referred to as "non-qualified" stock options). Incentive stock options must satisfy certain requirements imposed by federal income tax law, including a requirement that the exercise price of the option be no less than the fair market value on the date of grant and that the term of the option not exceed ten years from the date of grant. [To date, the Company has only issued "non-qualified" stock options pursuant to the Stock Option Plan.]

     The Stock Option Plan also permits the Company to offer stock appreciation rights to officers of the Company or subsidiaries of the Company. [To this date, no stock appreciation rights have been granted under the Stock Option Plan.]

     Options and stock appreciation rights under the Stock Option Plan are non-transferable except by will or the laws of descent or distribution.

     The Board may amend or terminate the Stock Option Plan at any time but may not do so without shareholder approval if the amendment increases the number of shares that may be granted under the Stock Option Plan, lowers exercise prices for incentive stock options under the Stock Option Plan, increases the term of incentive stock options under the Stock Option Plan or permits the granting of options to individuals or stock appreciation rights to individuals other than those described in the Stock Option Plan.

     Federal Income Tax Consequences. No taxable income is recognized by the optionee at the time a stock option is granted. Generally, on the date of exercise of a 'non-qualified' stock option, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount.

Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held.

     In the case of an incentive stock option, however, the optionee will generally not have taxable income (although the alternative minimum tax may apply, as described below) upon exercise. The optionee will be taxed only upon the sale of stock received on the incentive option exercise. If the optionee holds the stock for more than one year after exercise and two years after option grant, the optionee's gain will generally be capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result at least in part in ordinary income to the employee and a deduction for the Company equal to the amount of ordinary income recognized by the employee. Depending upon a particular option holder's circumstances and the holding period of the stock after exercise of the option, there may be a favorable differential tax rate applicable to capital gains.

     Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the excess of the fair market value of the shares received over the exercise price of an incentive stock option constitutes an item of tax preference. The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

     THE ABOVE SUMMARY OF TAX MATTERS IS GENERAL IN SCOPE AND DOES NOT APPLY TO EVERY SPECIFIC TRANSACTION WHICH MAY ARISE. MOREOVER, THE RULES OF GOVERNMENT TAXATION OF NON-QUALIFIED AND INCENTIVE STOCK OPTIONS ARE COMPLEX, AND THE STATEMENT OF TAX CONSEQUENCES SET FORTH HEREIN IS NECESSARILY GENERAL. FINALLY, CONGRESS IS CONSIDERING MANY ADDITIONAL PROPOSALS TO CHANGE THE TAX LAWS, AND THE INTERPRETATION OF EXISTING LAWS AND ANY ADDITIONAL REVISIONS ULTIMATELY ADOPTED COULD SIGNIFICANTLY ALTER THE TAX REQUIREMENTS AND EFFECTS COVERED IN THIS DISCUSSION.

PENSION PLAN

     Employees of Argonaut Group and subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan ("Pension Plan"), a defined benefit retirement plan. The Pension Plan benefit after 30 years of participation is equal to 40% of an individual's average total cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment. The benefit is prorated for less than 30 years of participation in the Pension Plan.

     In the case of employees who were employed by Teledyne, Inc. before October 1, 1991, Pension Plan participation will include participation in the Teledyne, Inc. Retirement Plan (the "Teledyne Plan"). Compensation for participation accrued under the Teledyne Plan will be based on cash compensation earned during the period of Teledyne employment. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from the Teledyne Plan, the benefit calculated under the Pension Plan will be reduced by the benefit payable under the Teledyne Plan.

     Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit. Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected. For retirement prior to age 65, benefits are reduced on an actuarial basis according to age. Annual Plan benefits at age 65 are illustrated as follows:

                               PENSION PLAN TABLE

                                        YEARS OF SERVICE
                          --------------------------------------------
     AVERAGE ANNUAL                                            30 OR
   CASH COMPENSATION         15          20          25         MORE
------------------------  --------    --------    --------    --------
   $125,000.............  $ 25,000    $ 33,333    $ 41,667    $ 50,000
     150,000............    30,000      40,000      50,000      60,000
     175,000............    35,000      46,667      58,333      70,000
     200,000............    40,000      53,333      66,667      80,000
     225,000............    45,000      60,000      75,000      90,000
     250,000............    50,000      66,667      83,333     100,000
     300,000............    60,000      80,000     100,000     120,000
     400,000............    80,000     106,667     133,333     160,000
     450,000............    90,000     120,000     150,000     180,000
     500,000............   100,000     133,333     166,667     200,000
     625,000............   125,000     166,667     208,333     250,000

     Section 415 of the Internal Revenue Code ("Code") limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 1998, the limit was $125,000. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan. In 1998, the maximum includable compensation was $160,000. These limits are adjusted periodically for increases in the cost of living. The Company has adopted the Argonaut Group, Inc. Pension Equalization Plan ("Pension Equalization Plan") to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Code. An employee's benefit under the Pension Equalization Plan will be the difference between the amount calculated under the Pension Plan without limitation and the amount calculated under the Pension Plan with limitation. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from both the Pension Equalization Plan and the Teledyne Pension Equalization Plan, the benefit calculated under the Pension Equalization Plan will be reduced by the benefit payable under the Teledyne Pension Equalization Plan.

     The Company has agreed to pay Mr. Rinsch an additional pension benefit to compensate him for a portion of his Teledyne employment which did not count as participation in the Teledyne Plan because of a break in service. The benefit is equal to the difference between the amount calculated under the Pension Plan if his participation had included this service and without limitation and the amount calculated under the Pension Plan without limitation. The benefit is reduced by a benefit payable from a Teledyne supplemental retirement agreement with Mr. Rinsch.

     The number of years of service credited toward the determination of benefits under the Pension Plan, Predecessor Plan and Pension Equalization Plan as of December 31, 1998 for Charles E. Rinsch is 29.9 years, James B Halliday is
24.3 years, John W. Polak is 1 year, Norman H. Burdick is 12.5 years, and Randall J. Mellin is 11.3 years.

EMPLOYEE RETENTION PLAN

     Messrs. Rinsch, Halliday, Mellin, Polak and Burdick participate in the Company's Employee Retention Plan, which was adopted on February 24, 1998. Each of them is entitled to receive benefits under the Employee Retention Plan if, within 18 months after a "Change in Control," the Company terminates him without "Just Cause," or he quits for "Good Reason." The terms "Change in Control," "Just Cause" and "Good Reason" are defined in the Employee Retention Plan. The benefits under the Employee Retention Plan are (a) a lump sum payment equal to the sum of (i) the executive's base salary for a specified period, plus (ii) the amount of the executive's annual bonus for the fiscal year of the Company which preceded the fiscal year in which the Change in Control occurred, (b) health benefits coverage for the specified period, and (c) if the executive was using a company car, the right to continue using the car for 90 days after the executive's termination of employment, and/or, at the executive's election, to purchase the car for its low wholesale bluebook value (or to assume the lease if the Company leased the car). The executive will be required to pay for his health benefits coverage to the same extent that he did while he was still employed by the Company. The amount of benefits an executive may receive under the Employee Retention Plan is limited to the amount which would not cause the benefits to be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or subject the executive to an excise tax under Section 4999 of the Code. Benefits are conditioned upon the executive's refraining from disclosing confidential material or information of the Company, and on the execution by the executive of a release of all claims he may have against the Company, including claims for age discrimination. The specified periods for determining benefits under the Employee Retention Plan are three years for Messrs. Rinsch and Halliday, two and one-half years for Mr. Mellin, one year for Mr. Polak, and two years for Mr. Burdick.

     If no change in control of the Company occurs, these agreements will expire December 31, 1999.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1998 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

           APPROVAL OF AMENDMENT AND RESTATEMENT OF STOCK OPTION PLAN
                                  (PROPOSAL 2)

DESCRIPTION OF PROPOSAL

     Currently, the Company Stock Option Plan provides for the issuance of up to 2,000,000 shares of Company Common Stock upon the exercise of options granted under the Stock Option Plan. For a description of the Stock Option Plan, see the discussion above under "Executive Officers -- Stock Option Plan." As of March 1, 1999, options to acquire 916,740 shares of Common Stock were outstanding under the Stock Option Plan and 657,520 shares had already been issued under the Stock Option Plan pursuant to option exercises, leaving options covering 425,740 shares remaining available for grant. The Board of Directors of the Company has approved amendment and restatement of the Stock Option Plan, subject to shareholder approval. The amendments adopted by the Board of Directors of the Company increase the total number of shares of Company Common Stock issuable under the Stock Option Plan from 2,000,000 to 2,500,000, and provide that the Stock Option Plan will expire March 16, 2009. In addition, certain technical and conforming changes have been made to reflect changes in the tax and securities laws and regulations. The text of the Stock Option Plan as amended and restated is attached as Appendix A to this Proxy Statement.

     The Board of Directors of the Company believes that the availability of an adequate number of shares under the Stock Option Plan has been and in the future will be an important factor in attracting and retaining the highest caliber officers and employees. The Board of Directors believes that, given the relatively small number of shares remaining available for issuance under the Stock Option Plan, additional shares need to be added to the Stock Option Plan to ensure that sufficient shares are available for option grants. Consequently, the Board of Directors urges shareholders to approve the amendment and restatement to the Stock Option Plan. However, in voting on Proposal 2, shareholders should bear in mind that stock options inherently provide option holders with the ability, in the event that the market price of the Company Common Stock is higher than or rises above the exercise price of the options, to acquire shares of Company Common Stock at prices that are dilutive to the equity interests and voting power of existing holders of Common Stock. In addition, if the Board of Directors determines to grant incentive stock options pursuant to the Stock Option Plan, the Company would generally not be entitled to a deduction for the gain inherent in such options at the time of their exercise, and there would be certain other differences in the tax treatment of the Company and option holders relative to non-qualified stock options.

     The following table sets forth the number of stock options received through March 1, 1999 under the Stock Option Plan by the Named Officers and all current executive officers as a group. No directors who are not also employees have received any grant under the Stock Option Plan.

                                                                     PERCENTAGE OF
                                                   TOTAL OPTIONS         TOTAL
                                                      GRANTED           OPTIONS
                      NAME                         UNDER PLAN(#)        GRANTED
                      ----                         --------------    -------------
Charles E. Rinsch................................     535,000            35.0
James B Halliday.................................     118,000             7.7
Randall J. Mellin................................      45,500             3.0
John W. Polak....................................      12,000             0.8
Norman H. Burdick................................      28,000             1.8
All executive officers as a group (5 persons)....     738,500            48.3

VOTE REQUIRED

     Approval of the Board of Directors' action in amending and restating the Stock Option Plan requires the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock represented and voting at the Meeting and cast on this Proposal. Broker abstentions and non-votes will have the effect of a vote against the Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE STOCK OPTION PLAN AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Performance Graph on page 15 shall not be incorporated by reference into any such filings.

GENERAL

     In October 1992, the Securities and Exchange Commission adopted substantial amendments to its disclosure rules relating to executive compensation. In order to adequately address and comply with these new rules, the Argonaut Group Board of Directors established a Compensation and Stock Option Committee (the "Committee") composed entirely of independent non-employee directors. In January, 1997, in response to revised rules under Section 16 of the Securities Exchange Act of 1934, it was determined that the Compensation and Stock Option Committee be reconstituted as the Compensation Committee, and that the full Board would administer and determine the persons to whom options may be granted under the Company's Stock Option Plan, or any successor plan. The Compensation Committee retained the authority to set all other forms of compensation of the Company's executive officers.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy is that compensation for the chief executive officer and other executive officers should encourage and reward annual and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term shareholder value. Also, the level of compensation should allow the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

COMPENSATION PACKAGE

     For 1998, the compensation package of the Company's executive officers consisted of annual base salary, discretionary bonuses, and stock options. In setting 1998 compensation, the Committee considered the specific factors discussed below:

  BASE SALARY

     In setting the executive officers' base salaries for 1998 (effective April
1), the Committee considered the performance of the executive officers' respective business units, as well as executive officers' individual performance. The entire Company was the business unit of certain executive officers, while subsidiaries or departments for which they were responsible were the business units of other executive officers. Specific factors considered were the same as those described below for consideration of a bonus award.

  BONUS AWARDS

     While bonuses to executive officers are discretionary, the Committee has established specific goals for each executive officer to measure both individual performance and Company performance. In particular, the Committee considers the performance of the executive officer's business unit as well as his success in achieving specific personal goals. Targets for measuring both business unit results and achievement of personal goals are set at the beginning of the year, after review by the officer's immediate superior and the Committee. Areas considered include achieving specific objectives such as operating income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer's department. Bonuses are generally awarded in April of a given year for service in the preceding year. Bonuses have not yet been determined or awarded for the 1998 year.

     To evaluate the performance of the other executive officers during 1997, Mr. Rinsch assessed specific results achieved by the Company, each executive officer's business unit, and each executive officer's success in achieving previously agreed upon personal goals. Based on this evaluation, Mr. Rinsch made recommendations to the Compensation Committee for bonus awards. The Committee members also reviewed Mr. Rinsch's performance as measured by similar previously set objectives.

     After completing its review and analysis of the foregoing factors and recommendations, the Committee determined the bonus to be awarded to the executive officers. The specific weight given to each factor varied depending on the responsibilities of the executive officer, but was primarily weighted toward business unit performance.

  STOCK OPTIONS

     The purpose of the Company's stock option plan is to provide long-term incentives for the executive officers to maximize shareholder value by creating a direct link between executive compensation and long-term shareholder return. The Board meets to discuss the grant of stock options at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Committee.

     In determining the amount of options, if any, to be granted in a fiscal year under the stock option plan, the Board has considered the same factors set forth above, as well as the amount of options previously granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Rinsch's annual base salary for 1998 was set at $495,000, an increase of $20,000. In setting Mr. Rinsch's 1998 base salary, the Committee considered the same items discussed above, focusing primarily on 1997 performance.

     As discussed above, the Committee has not yet determined or awarded bonuses for 1998 service. During 1998, Mr. Rinsch received a bonus of $75,000 relating to 1997 performance. Mr. Rinsch's bonus award for 1997 was determined after considering six factors: Combined ratio of continuing operations (30% weight), underwriting income from continuing operations (30%), retention of profitable accounts (5%), new business (15%) and factors relating to overall efficiency and productivity (20%). Mr. Rinsch was eligible for a bonus ranging from 0 to 50% of base salary, evaluating actual results against specific targets for each factor, and determining whether it was a "fair," "good," "excellent," or "superior" result.

                                          BOARD OF DIRECTORS:
                                          George A. Roberts, Chairman
                                          Jerrold V. Jerome
                                          Charles E. Rinsch
                                          Fayez S. Sarofim
                                          Henry E. Singleton

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The entire Board of Directors (except for Mr. Rinsch) served as members of the Compensation Committee of the Company during 1998. The entire Board of Directors (including Mr. Rinsch) administered the Company's Stock Option Plan. Mr. Rinsch is an executive officer of the Company.

FAYEZ SAROFIM & CO.

     The Company and Fayez Sarofim & Co. ("Investment Manager") are parties to an agreement dated November 11, 1995 (the "Investment Management Agreement"), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. which is owned 69% by Fayez Sarofim, a director of the Company. Through March 4, 1999, the Company had deposited $100 million into the managed account. Under the Investment Management Agreement, the Investment Manager is entitled to a fee, calculated and payable quarterly, of approximately 0.35% per annum of the market value of the currently managed equity assets, and 0.20% per annum of the market value of fixed income assets. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice. During 1998, Argonaut Group paid Fayez Sarofim & Co. $504,636 for these services.

UNITRIN, INC.

     Four of the directors of Argonaut Group, George A. Roberts, Jerrold V. Jerome, Fayez S. Sarofim, and Henry E. Singleton are also directors of Unitrin, Inc. Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 30% of the outstanding common stock of Unitrin, Inc.

     Argonaut Group has in effect an agreement with Unitrin, Inc. pursuant to which Unitrin, Inc. provides the Company with certain data processing services. Unitrin, Inc. has agreed to provide Argonaut Group with data processing services for an indefinite period of time, subject to nine months cancellation notice. Charges are based on actual computer usage. Payments to Unitrin, Inc. for data processing services were $1.9 million in 1998.

     During 1998, Argonaut Group provided Unitrin, Inc. certain investment trade execution services. For 1998, Unitrin, Inc. paid Argonaut Group $131,300 for these services.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                                                         MEDIA GENERAL INSURANCE
                                                 'ARGONAUT GROUP, INC.'          S & P 500 INDEX             INDUSTRY GROUP
                                                 ----------------------          ---------------         -----------------------
1993                                                        100                         100                         100
1994                                                      96.24                      101.32                       97.69
1995                                                     115.54                       139.4                      114.08
1996                                                     114.65                      171.41                      139.22
1997                                                     132.94                      228.59                      192.68
1998                                                     101.36                      293.92                      217.99

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected as the Company's independent public accountants for the year 1998. It is expected that a representative of Arthur Andersen LLP will be present at the meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

                                   FORM 10-K

     Prior to the mailing of this proxy statement, the Company has furnished to each of its shareholders a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 1998. Shareholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended 1998, without charge, upon written request to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders for a vote at the next annual meeting of shareholders must submit such proposals to Argonaut Group no later than November 8, 1999. Shareholder proposals should be submitted to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than the election of Directors should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          JAMES B HALLIDAY
                                          Secretary

March 26, 1999

                                   APPENDIX A

                              ARGONAUT GROUP, INC.

                     AMENDED AND RESTATED STOCK OPTION PLAN
                    (AS AMENDED AND RESTATED MARCH 16, 1999)

     1. Purpose.

     The purpose of this amended and restated Stock Option Plan (the "Plan") of Argonaut Group, Inc., a Delaware corporation (the "Company"), is to secure for the Company and its stockholders the benefits arising from stock ownership by selected executive and other key employees of the Company or its subsidiaries and such other persons as the Board of Directors of the Company, or Committee thereof constituted for the purpose, may from time to time determine. The Plan will provide a means whereby (i) such employees may purchase shares of the Common Stock of the Company pursuant to options which will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, as amended (the "Code"), (ii) such employees or other persons may purchase shares of the Common Stock of the Company pursuant to "non-incentive" or "non-qualified" stock options and (iii) such employees who are also officers of the Company or its subsidiaries may receive shares of the Common Stock of the Company, or cash in lieu thereof, pursuant to stock appreciation rights granted in tandem with such options.

     2. Administration.

     The Plan shall be administered by the Board of Directors of the Company (the "Board of Directors") or by a Committee consisting of two or more persons, all of whom are "Non-Employee Directors", to whom administration of the Plan has been duly delegated (the "Committee"). For these purposes, a "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 adopted pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"). Any action of the Board of Directors or the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

     Subject to the provisions of the Plan, the Board of Directors or Committee shall have authority (i) to construe and interpret the Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the individuals to whom and the time or times at which options shall be granted, whether such options will be incentive stock options or non-qualified stock options, whether to include a stock appreciation right with an option and the terms of such rights, the number of shares to be subject to each option, the option price, the number of installments, if any, in which each option may be exercised, and the duration of each option, (v) to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and (vi) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board of Directors or Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

     3. Shares Subject to the Plan.

     Subject to adjustment as provided in paragraph 16 hereof, the shares to be offered under the Plan shall consist of the Company's authorized but unissued Common Stock, and the aggregate amount of such stock which may be issued upon exercise of all options under the Plan (including any options granted pursuant to the Company's 1986 Stock Option Plan prior to its amendment and restatement) shall not exceed Two Million five hundred thousand (2,500,000) of such shares. If any option granted under the Plan (including any options granted pursuant to the Company's 1986 Stock Option Plan prior to its amendment and restatement) shall expire or terminate for any reason (other than surrender at the time of exercise of a related stock appreciation right provided for in paragraph 8 hereof), without having been exercised in full, the unpurchased shares subject thereto shall again be available for options to be granted under the Plan.

     4. Eligibility and Participation.

     All executive and other key employees of the Company or of any subsidiary corporation (as defined in Section 424(f) of the Code) shall be eligible for selection to fully participate in the Plan, except that only such employees who are also officers of the Company or a subsidiary of the Company shall be eligible to receive stock appreciation rights. Directors of the Company who are not regular employees of the Company are not eligible to participate in the Plan. Other non-employees may participate in the Plan with respect to non-qualified stock options, but only selected executives and other key employees of the Company or a subsidiary may receive incentive stock options under the Plan. An individual who as been granted an option may, if such individual is otherwise eligible, be granted an additional option or options if the Board of Directors or Committee shall so determine, subject to the other provisions of the Plan. No incentive stock option may be granted to any person who, at the time the incentive stock option is granted, owns shares of the Company's outstanding Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (and of its affiliates if applicable), unless the exercise price of such option is at least 110 percent (110%) of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

     All options granted under the Plan shall be granted within ten years from March 16, 2009.

     5. Duration of Options.

     Each option and all rights associated therewith shall expire on such date as the Board of Directors or Committee may determine, and shall be subject to earlier termination as provided herein; provided, however, that in the case of incentive stock options, each incentive stock option and all rights associated therewith shall expire in any event within ten (10) years of the date on which such incentive stock option is granted.

     6. Purchase Price.

     The purchase price of the stock covered by each option shall be determined by the Board of Directors or the Committee, but in the case of incentive stock options, shall not be less than one hundred percent (100%) of the fair market value of such stock on the date the incentive stock option is granted. The purchase price of the shares upon exercise of an option shall be paid in full at the time of exercise (i) in cash or by certified, cashier's or personal check payable to the order of the Company or (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of the option holder, or any combination thereof. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value determined (in accordance with paragraph 9 hereof) as of the close of business on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date).

     7. Exercise of Options.

     The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any one employee under this Plan or any other incentive stock option plan of the Company which may become exercisable for the first time in any one calendar year shall not exceed $100,000; provided, however, that if the Code or the regulations thereunder shall permit a greater amount of incentive stock options to vest in any calendar year, then such higher limit shall be applicable, subject to the provisions of the specific option agreement. Subject to the foregoing, each option granted under this Plan shall be exercisable in such installments during the period prior to its expiration date as the Board of Directors or Committee shall determine; provided that, unless otherwise determined by the Board of Directors or Committee, if the option holder shall not in any given installment period purchase all of the shares which the option holder is entitled to purchase in such installment period, then the option holder's right to purchase any shares not purchased in such installment period shall continue until the expiration date or sooner termination of the option holder's option. Any option may be exercised for a fraction of a share and no partial exercise of any option may be for less than one hundred (100) shares.

     8. Stock Appreciation Rights.

     If deemed appropriate by the Board of Directors or the Committee, any stock option granted to an officer of the Company or a subsidiary of the Company may be coupled with a stock appreciation right at the time of the grant of the option, or, the Board of Directors or Committee may grant a stock appreciation right to any such officer at any time after granting an option to such officer prior to the end of the term of such associated option. Such stock appreciation right shall be subject to such terms and conditions not inconsistent with the Plan as the Board of Directors or Committee shall impose, provided that:

          (1) A stock appreciation right shall be exercisable to the extent, and only to the extent, the associated option is exercisable and shall be exercisable only for such period as the Board of Directors or Committee may determine (which period may expire prior to the expiration date of the option);

          (2) A stock appreciation right shall entitle the option holder to surrender to the Company unexercised the option to which it is related, or any portion thereof, and to receive from the Company in exchange therefor that number of shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the fair market value of one share (determined as thereinafter provided) over the option price per share specified in such option multiplied by the number of shares subject to the option, or portion thereof, which is so surrendered; and

          (3) The Board of Directors or Committee may elect to settle, or the stock appreciation right may permit the optionee to elect to receive (subject to approval by the Board of Directors or Committee), any part or all of the Company's obligation arising out of the exercise of a stock appreciation right by the payment of cash equal to the aggregate fair market value of that part or all of the shares it would otherwise be obligated to deliver, provided that in no event shall cash be payable upon exercise of a stock appreciation right unless the transaction is exempt from the operation of Section 16(b) of the Exchange Act.

     9. Fair Market Value of Common Stock.

     The fair market value of a share of Common Stock of the Company shall be determined for purposes of the Plan by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on an exchange, by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the option or stock appreciation right is granted or exercised, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Board of Directors or the Committee may deem appropriate to reflect the then fair market value thereof).

     10. Withholding Tax.

     Upon (i) the disposition by an employee or other person of shares of Common Stock acquired pursuant to the exercise of an incentive stock option granted pursuant to the Plan within two years of the granting of the incentive stock option or within one year after exercise of the incentive stock option, (ii) the exercise of "non-incentive" or "non-qualified" options, or (iii) the exercise of a stock appreciation right, the Company shall have the right to (a) require such employee or such other person to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares or (b) deduct from all amounts paid in cash with respect to the exercise of a stock appreciation right the amount of any taxes which the Company may be required to withhold with respect to such cash amounts.

     11. Nontransferability.

     An option (and any accompanying appreciation right) granted under the Plan shall, by its terms, be non-transferable by the option holder, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during option holder's lifetime only by the option holder, regardless of any community property interest therein of the spouse of the option holder, or such spouse's successors in interest. If the spouse of the option holder shall have acquired a community property interest in such option (or accompanying stock appreciation right), the option holder, or the option holder's permitted successors in interest, may exercise the option (or accompanying stock appreciation right) on behalf of the spouse of the option holder or such spouse's successors in interest.

     12. Holding of Stock After Exercise of Option.

     At the discretion of the Board of Directors or Committee, any option may provide that the option holder, by accepting such option, represents and agrees, for the option holder and the option holder's permitted transferees (by will or the laws of descent and distribution), that none of the shares purchased upon exercise of the option or any accompanying stock appreciation right will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state "blue sky" laws, and the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to that effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act of 1933 or state blue sky law by such person.

     13. Termination of Employment.

     If a holder of an option granted under this Plan who is employed by the Company or one of its subsidiaries ceased to be so employed for any reason other than the option holder's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), the option holder's option (and any accompanying stock appreciation right) shall immediately become void and of no further force or effect; provided, however, that if such cessation of employment shall be due to option holder's voluntary resignation with the consent of the Board of Directors of the Company or such subsidiary, expressed in the form of a written resolution, or to option holder's retirement under the provisions of any pension or retirement plan of the Company or of such subsidiary then in effect, then, such option shall be exercisable for a period of three (3) months after the date option holder ceases to be an employee of the Company or such subsidiary (unless by its terms it sooner expires) to the extent exercisable on the date of such cessation of employment and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Board of Directors or Committee shall not be deemed a termination of employment for the purposes of this paragraph 13, but no option may be exercised during any such leave of absence, except during the first three (3) months thereof.

     14. Death or Permanent Disability of Option Holder.

     If the holder of an incentive stock option dies or becomes permanently and totally disabled (as defined in paragraph 13) while option holder is employed by the Company or one of its subsidiaries, option holder's option (and any accompanying stock appreciation right) shall expire one (1) year after the date of such death or permanent and total disability unless by its terms it sooner expires. During such period after death, such option (and any accompanying stock appreciation right) may, to the extent that it remained unexercised (but exercisable by the option holder according to such option's terms) on the date of such death, be exercised by the person or persons to whom the option holder's rights under the option shall pass by option holder's will or by the laws of descent and distribution. The death or disability of a holder of a non-qualified stock option will have the effect specified in the individual option agreement as determined by the Board of Directors or the Committee.

     15. Privileges of Stock Ownership.

     No person entitled to exercise any option or stock appreciation right granted under the Plan shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon exercise of such option or stock appreciation right until certificates representing such shares shall have been issued and delivered. No shares shall be issued and delivered upon the exercise of any option or accompanying stock appreciation rights unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

     16. Adjustments.

     If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each shares or other unit of any security covered by the option.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Plan shall terminate, and all options and stock appreciation rights theretofore granted hereunder shall terminate.

     Notwithstanding the foregoing, the Board of Directors or the Committee may provide in writing in connection with such transaction for any or all of the following alternatives (separately or in combinations): (i) for the options and any accompanying stock appreciation rights theretofore granted to become immediately exercisable notwithstanding the provisions of paragraph 7; (ii) for the assumption by the successor corporation of the options and stock appreciation rights theretofore granted or the substitution by such corporation for such options and rights of new options and rights covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the options and any accompanying stock appreciation rights theretofore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such options and rights.

     Adjustments under this paragraph 16 shall be made by the Board of Directors or Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan on any such adjustment.

     At the discretion of the Board of Directors or the Committee, any option may contain provisions to the effect that upon the happening of certain events, including a change in control (as defined by the Board of Directors or Committee in the option) of the Company, any outstanding options and accompanying stock appreciation rights not theretofore exercisable shall immediately become exercisable in their entirety, notwithstanding any of the other provisions of the option.

     17. Amendment and Termination of Plan.

     The Board of Directors or the Committee may at any time suspend or terminate the Plan. The Board of Directors or the Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, increase the maximum number of shares in the aggregate which may be sold pursuant to options granted under the Plan, except as permitted under the provisions of paragraph 16, or change the minimum purchase price of incentive stock options set forth in paragraph 6, or increase the maximum term of incentive stock options provided for in paragraph 5, or permit the granting of options or stock appreciation rights to anyone other than as provided in paragraph 6.

     At any time that the federal tax law is changed or amended with respect to incentive stock options, this Plan shall be deemed automatically amended to provide to the holders of incentive stock options the full benefit of the law, as amended, without any action being taken by the Board, the Committee or the stockholders of the Company. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall, without specific actions of the Board of Directors or the Committee and the consent of the option holder, in any way modify, amend, alter or impair any rights or obligations under any option or accompanying stock appreciation right theretofore granted under the Plan.

     18. Effective Date of Plan.

     Effectiveness of the Plan is subject to approval by the holders of the outstanding voting stock of the Company as hereinafter provided within twelve months from the date the Plan is adopted by the Board of Directors. The Plan shall be deemed approved by the holders of the outstanding voting stock of the Company by (i) the affirmative vote of the holders of a majority of the voting shares of the Company represented and voting at a duly held meeting at which a quorum is present or (ii) the written consent of the holders of a majority of the outstanding voting shares of the Company. Any options granted under the Plan prior to obtaining such stockholder approval shall be granted under the conditions that the options so granted: (1) shall not be exercisable prior to such approval, and (2) shall become null and void if such stockholder approval is not obtained.

     No options or stock appreciation rights may be granted under the Plan unless and until (i) the options, rights and underlying shares have been qualified with the California Corporation Commissioner or (ii) the Company has been advised by counsel that such options, rights and shares are exempt from such qualification.

                                  DETACH HERE
--------------------------------------------------------------------------------

                                     PROXY

                              ARGONAUT GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 MARCH 26, 1999

The undersigned shareholder of Argonaut Group, Inc. (the "Company") hereby appoints CHARLES E. RINSCH and JAMES B. HALLIDAY and each of them, with the power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock of the Company held of record by the undersigned on February 26, 1999, at the 1999 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 1999 at 11:00 a.m., at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California, 94025, and any adjournments or postponements thereof.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
-----------                                                          -----------

ARGONAUT GROUP, INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

VOTE BY TELEPHONE
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States, call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Control Number located on your Proxy Card above your name.

              YOUR VOTE IS IMPORTANT! CALL 1-877-PRX-VOTE ANYTIME!


VOTE BY INTERNET
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.  Go to the Website http://www.eproxyvote.com/agi.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.  Follow the instructions provided.

      YOUR VOTE IS IMPORTANT! GO TO http://www.eproxyvote.com/agi ANYTIME!


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                                  DETACH HERE
--------------------------------------------------------------------------------
         [1720 ARGONAUT GROUP] [FILE:ARG32A.ELX] [VERSION-4] [03/18/99]

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED MARCH 26, 1999.

1.  Election of Directors
    Nominees: (01) Jerrold V. Jerome, (02) Charles E. Rinsch,
              (03) George A. Roberts, (04) Fayez S. Sarofin, and (05) Henry E. Singleton.

               [ ] FOR ALL              [ ] WITHHELD FROM
                   ALL NOMINEES             ALL NOMINEES

    [ ]
       --------------------------------------------
       For all nominees except as noted above

2.  Proposal to amend and restate the Company's Stock Option Plan.

               FOR         AGAINST       ABSTAIN
               [ ]           [ ]           [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

                              Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                              Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.


Signature:                                                Date:
          ----------------------------------------------       -----------------

Signature:                                                Date:
          ----------------------------------------------       -----------------